UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934

TECUMSEH PRODUCTS COMPANY
(Exact name of registrant as specified in its charter)

Michigan	38-1093240
(State of incorporation	(IRS Employer
or organization)	Identification No.)

5683 Hines Drive, Ann Arbor, Michigan	48108
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (734) 585-9500

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Shares, no par value per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:
333-193643

Securities to be registered pursuant to Section 12(g) of the Act:
None

EXPLANATORY NOTE

This Registration Statement on Form 8-A of Tecumseh Products Company (the “Company”) is being filed in connection with (1) the proposed recapitalization amendment to the Company’s articles of incorporation, subject to shareholder approval at the Company’s 2014 Annual Meeting of Shareholders scheduled to be held on April 30, 2014, pursuant to which, each outstanding share of non-voting Class A Common Stock will be converted into one Common Share and each outstanding share of voting Class B Common Stock will be converted into one Common Share, and (2) the listing of the Company’s Common Shares on The NASDAQ Stock Market LLC, effective as of the effective date of the recapitalization, which is expected to be promptly after shareholder approval of the recapitalization at the Company’s 2014 Annual Meeting of Shareholders. The Common Shares will replace the Class A Common Stock and Class B Common Stock currently listed on The NASDAQ Stock Market LLC, which Class A Common Stock and Class B Common Stock will no longer be outstanding after the recapitalization and will cease to be listed on The NASDAQ Stock Market LLC on the same date.

Item 1.	Description of Registrant’s Securities to be Registered.

The description of the Company’s Common Shares is set out under the captions “Description of Common Shares” and “Existing Shareholder Protective Provisions” in the Company’s definitive proxy statement/prospectus, dated March 21, 2014 in connection with its 2014 Annual Meeting of Shareholders and filed pursuant to Rule 424(b), relating to Amendment No. 2 to its Registration Statement on Form S‑4 (file no. 333-193643) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on March 14, 2014 and declared effective March 21, 2014, and is incorporated in this Form 8‑A by reference. Any subsequent form of prospectus filed pursuant to Rule 424(b), any subsequent amendment or any report filed for the purpose of updating such description is deemed to be incorporated in this Form 8‑A by reference.

Item 2.	Exhibits.

No exhibits are required to be filed because no other securities of the Company are registered on The NASDAQ Stock Market LLC and securities registered on this Form 8‑A are not being registered pursuant to Section 12(g) of the Exchange Act.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

TECUMSEH PRODUCTS COMPANY

Date:	April 11, 2014	By	/s/ James J. Connor
James J. Connor, President, Chief Executive Officer and Secretary